Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of our report dated May 16, 2019, relating to the balance sheet of Fundrise Growth eREIT V, LLC, appearing in this Regulation A Offering Circular.

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Circular.

/s/ RSM US LLP

McLean, Virginia
May 16, 2019